Exhibit 99.2

October 28, 2016

Mr. Bruce J. Mackey, Jr.
Five Star Quality Care, Inc.
400 Centre Street
Newton, MA 02458

Four Georgia AL/IL Properties

Dear Bruce:

The purpose of this letter is to confirm our understanding and agreement that Five Star Quality Care, Inc. (“FVE”) will take over operations of the four senior living communities described below:

			IL	AL	MC	Total
Property	Street Address	City, State	Units	Units	Units	Units
Dogwood Forest of Gainesville	3315 Thompson Bridge Rd.	Gainesville, GA	85	43	20	148
Dogwood Forest of Fayetteville	1294 Hwy 54 West	Fayetteville, GA	0	44	18	62
Dogwood Forest of Alpharetta	253 N. Main St	Alpharetta, GA	0	56	20	76
Dogwood Forest of Eagles Landing	475 Country Club Dr.	Stockbridge, GA	0	43	18	61
			85	186	76	347

Five Star will manage these communities for SNH on substantially the same terms and conditions as are applicable to the property known as Chateau Vestavia in Birmingham, Alabama.

We expect Five Star’s management of these four Georgia communities to begin on November 23. The transition of management to Five Star is conditioned on our obtaining any required approvals, including lender approvals, and the effective termination of the current manager of these communities.

Please confirm your agreement with the foregoing by signing below where indicated and returning a copy of this letter so signed to me.

Very truly yours,
/s/ David J. Hegarty

David J. Hegarty
President

AGREED:

FIVE STAR QUALITY CARE, INC.

By: /s/ Bruce J. Mackey, Jr.
Bruce J. Mackey, Jr.
President